EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated January 15, 2015 with respect to the audited financial statements of Revenue.com Corporation for the period from March 14, 2014 (inception) through September 30, 2014 and we consent to the incorporation in this Registration Statement on Form S-1 of our report dated January 15, 2015 with respect to the audited financial statements of Virurl, Inc. for the years ended December 31, 2013 and 2012.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

January 15, 2015